UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

February 21, 2012
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
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Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 4 page document.

Item 8.01 – Other Event

Wiley Acquires Inscape, a Leading Provider of DiSC®-Based Learning Solutions: Acquisition extends Wiley's global reach and accelerates Wiley's digital strategy in workplace learning

Hoboken, N.J.

John Wiley & Sons, Inc. (NYSE:JWa, JWb), announced today that it has acquired Inscape Holdings Inc., a leading provider of DiSC®-based assessments and training products that develop critical interpersonal business skills.  Wiley paid $85 million to purchase all of the stock of Inscape, the majority of which are held by investment funds controlled by New York City-based Sentinel Capital Partners. The acquisition will enable Wiley to capitalize on both companies' content, assets, and relationships, enhance its global reach, and move more aggressively into digital delivery to the growing workplace learning and assessment market.

"This acquisition offers a rare opportunity to bring together two respected, market-leading brands -- Pfeiffer, Wiley's global workplace learning brand, and Inscape -- to create a powerful force in the growing workplace learning industry. It will combine Wiley's extensive reservoir of valuable content and global reach with Inscape’s technology, distribution network, and talent expertise, including the innovative EPIC online assessment-delivery platform and an elite network of nearly 1,700 independent consultants, trainers, and coaches that make up their global authorized distributors network," said Mark Allin, Wiley's senior vice president, Professional/Trade.

"Inscape's solutions-focused DiSC® offerings are a perfect complement to Wiley's highly respected products published under its Pfeiffer brand, such as Kouzes and Posner’s Leadership Practices Inventory®.  Together we will serve a broad swath of talent professionals who in turn support managers, leaders, and teams in, corporations, government agencies, and organizations of all sizes around the world," said Jeffrey Sugerman, Inscape's chief executive officer, who is joining Wiley along with Inscape's more than 50 colleagues, as a result of the acquisition.

As Inscape's central product, the DiSC® offerings are available in both digital and print versions.  More than one million people use DiSC® assessments in 30 languages each year. The majority of customers choose DiSC delivered through Inscape's EPIC platform, which is optimized for efficient and customized product/feature creation and includes a proprietary process enabling rapid translations. Inscape's DiSC assessment offers enhanced value with its online assessment-delivery system, its high-quality customer experience, its superior discoverability and market-leading position, and its ability to customize, personalize, and adapt the DiSC® model so that customers continue to choose Inscape's version over others.

Wiley's global workplace learning brand, Pfeiffer, has a 40-year history of serving the professional development and hands-on resource needs of learning professionals. Pfeiffer's best-selling authors include James M. Kouzes, Barry Z. Posner, Patrick Lencioni, Edgar Schein, Peter Block, Ruth Clark, and Elaine Biech.  Pfeiffer’s world-class publishing partners include the Great Place to Work® Institute, the Center for Creative Leadership, The American Society for Training & Development, the Society for Industrial & Organizational Psychology, and the International Society for Performance Improvement.

About Wiley
Founded in 1807, John Wiley & Sons, Inc., has been a valued source of information and understanding for more than 200 years, helping people around the world meet their needs and fulfill their aspirations.  Wiley and its acquired companies have published the works of more than 450 Nobel laureates in all categories: Literature, Economics, Physiology/Medicine, Physics, Chemistry and Peace.

Wiley's core businesses include scientific, technical, medical and scholarly (STMS) journals, encyclopedias, books and online products and services; professional/trade books, subscription products, training materials, online applications and Web sites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, N.J., with operations in the U.S., Europe, Asia, Canada and Australia. The company's Web site can be accessed at www.wiley.com. The company is listed on the New York Stock Exchange under the symbols JWa and JWb.

About Inscape Publishing
Inscape Publishing, Inc. is a leading developer of DiSC®-based corporate training and assessment solutions. Inscape recently launched Everything DiSC®, its third-generation applications that combine online assessment, classroom facilitation, and post-training follow-up reports to create powerful, personalized workplace development experiences. With a global network of nearly 1,700 independent distributors, Inscape’s solution-focused products are used in thousands of organizations, including major government agencies and Fortune 500 companies. Every year, more than a million people worldwide participate in programs that use an Inscape assessment. Inscape products have been translated into 30 different languages and are used in 70 countries. For more information about Inscape Publishing and Everything DiSC products, visit www.everythingdisc.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ Stephen M. Smith
Stephen M. Smith
President and Chief Executive Officer

By	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: February 21, 2012